                                                                     EXHIBIT 4.1

                SEVENTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER

      THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this "Amendment"), dated as of September 5, 2003, is entered into among (1) ALPHA TECHNOLOGIES GROUP, INC., a Delaware corporation (the "Borrower"), (2) the Lenders party to the Credit Agreement referred to below and (3) UNION BANK OF CALIFORNIA, N.A., as administrative agent for the Lenders (in such capacity, the "Agent").

                                    RECITALS

      A. The Borrower, the Lenders and the Agent previously entered into that certain Credit Agreement dated as of December 26, 2000, as amended by that certain Amendment to Credit Agreement and Waiver dated as of January 28, 2002, that certain Second Amendment to Credit Agreement and Waiver dated as of March 4, 2002, that certain Third Amendment to Credit Agreement and Waiver dated as of July 24, 2002, that certain Fourth Amendment to Credit Agreement dated as of September 27, 2002, that certain Fifth Amendment to Credit Agreement and Waiver dated as of February 6, 2003 and that certain Sixth Amendment to Credit Agreement and Waiver dated as of May 27, 2003 (as amended, the "Credit Agreement"). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Credit Agreement.

      B. The Borrower has informed the Agent and the Lenders that it is in default of the Maximum Leverage Ratio covenant contained in Section 6.1(a) and the Fixed Charge Coverage Ratio covenant contained in Section 6.1(b) of the Credit Agreement for its Third Quarter End 2003.

      C. In connection therewith, the Borrower has requested that the Lenders
(i) waive such Events of Default and (ii) modify the Maximum Leverage Ratio and Fixed Charge Coverage Ratio covenants, (iii) reduce the Reduction Installments due Fiscal Year End 2003 and at the end of each fiscal quarter in Fiscal Year 2004 and (iv) extend the Revolving Loan Commitment Expiration Date, as more fully set forth herein. The Lenders have agreed to grant such waiver and make such changes, in each case subject to the terms and conditions set forth herein.

      D. As of the date hereof, prior to the effectiveness of this Amendment,
(i) the aggregate principal amount of Revolving Loans outstanding under the Credit Agreement is $3,200,000 and (ii) the aggregate principal amount of Term Loans outstanding under the Credit Agreement is $19,400,000. The Aggregate Revolving Loan Commitment is $5,000,000. There are no Letters of Credit outstanding.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

      SECTION 1. Amendments to and Restatements of Credit Agreement. Various provisions of the Credit Agreement are hereby amended or restated as follows effective as of the date first set forth above, subject to satisfaction of the conditions precedent set forth in Section 3 below:

      (a) The definition of "Revolving Loan Commitment Expiration Date" in
Section 1.1 of the Credit Agreement is amended by replacing the date "June 30, 2004" with "January 31, 2005."

      (b) The definitions of "Applicable Margin," "Excess Cash Flow" and "Warrant Agreements" contained in Section 1.1 of the Credit Agreement are restated in their entirety to read as follows:

      "`Applicable Margin': for LIBOR Loans, Base Rate Loans and commitment fees, as applicable, subject to Section 2.8(d), as set forth below:

Leverage Level              LIBOR Margin               Base Rate Margin            Commitment Fee
--------------            ---------------              ----------------           ----------------
1 (< or = 1.50)           2.00% per annum               0.25% per annum           0.250% per annum
2 (>1.50 < or = 2.00)     2.25% per annum               0.50% per annum           0.375% per annum
3 (>2.00 < or = 2.50)     3.00% per annum               1.25% per annum           0.500% per annum
4 (>2.50 < or = 3.00)     3.25% per annum               1.50% per annum           0.625% per annum
5 (>3.00)                 3.50% per annum               1.75% per annum           0.750% per annum

; provided that, with respect to Leverage Level 5 for periods ending on and after April 1, 2004, (i) the Applicable Margin for LIBOR Loans shall be 4.00% per annum and (ii) the Applicable Margin for Base Rate Loans shall be 2.25% per annum."

      "`Excess Cash Flow': for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to EBITDA for such period, less, during such period (in each case, without duplication), (i) Interest Expense for such period, (ii) regularly scheduled principal payments due on Indebtedness during such period (excluding optional and mandatory prepayments due under Sections 2.4 and 2.5), including payments due with respect to the principal component of Capitalized Lease Obligations, (iii) cash taxes paid or due and payable for such period, (iv) cash Capital Expenditures made during such period and (v) increases (or plus decreases) in Net Working Investment."

      "`Warrant Agreements': those certain warrants, (i) each entitled Warrant to Purchase Shares of Common Stock, dated as of January 28, 2002, (ii) each entitled Warrant to Purchase Shares of Common Stock, dated as of March 4, 2002 and (iii) each entitled Warrant to Purchase Shares of Common Stock, dated as of September 5, 2003, each executed by the Borrower in favor of each Lender existing on such respective dates, or such Lender's affiliate as determined by such Lender, in form and substance satisfactory to the Lenders, as such warrants may be amended, modified or restated from time to time in accordance with the terms hereof. The aggregate fair market value and aggregate purchase price of such warrants (i) dated as of January 28, 2002 shall be $57,359.43, (ii) dated as of March 4, 2002 shall be $77,007.05 and (iii) dated as of September 5, 2003 shall be $122,000, which assigned values shall be apportioned on a pro-rata basis in accordance with the number of shares issuable upon exercise of each warrant. The Borrower and the initial holders of such warrants agree to use the foregoing fair market values and purchase prices for United States federal income tax purposes with respect to all transactions involving such warrants (unless otherwise required by a final determination by the United States Internal Revenue Service or a court of competent jurisdiction)."

      (c) Section 1.1 of the Credit Agreement is amended to add the following definitions in appropriate alphabetical order:

            (i) "`Fifth Amendment': that certain Fifth Amendment to Credit Agreement and Waiver dated as of February 6, 2003 entered into among the Borrower, the Lenders and the Agent amending this Agreement."

            (ii) "`Sixth Amendment': that certain Sixth Amendment to Credit Agreement and Waiver dated as of May 27, 2003 entered into among the Borrower, the Lenders and the Agent amending this Agreement."

            (iii) "`Seventh Amendment': that certain Seventh Amendment to Credit Agreement and Waiver dated as of September 5, 2003 entered into among the Borrower, the Lenders and the Agent amending this Agreement."

      (d) Section 2.2(d) of the Credit Agreement is hereby restated in its entirety to read as follows:

      "(d) On each date set forth below, the Borrower shall repay the principal of the Term Notes in an aggregate amount equal to the corresponding amount set forth below (each such amount a "Reduction Installment"):

                Third Quarter End 2002                        $750,000
                October 1, 2002                             $5,000,000
                Fiscal Year End 2002                          $750,000

                First Quarter End 2003                        $750,000
                Second Quarter End 2003                       $750,000
                Third Quarter End 2003                        $750,000
                Fiscal Year End 2003                          $250,000

                First Quarter End 2004                        $250,000
                Second Quarter End 2004                       $250,000
                Third Quarter End 2004                        $250,000
                Fiscal Year End 2004                          $250,000

                First Quarter End 2005                      $1,800,000
                Second Quarter End 2005                     $1,800,000
                Third Quarter End 2005                      $1,800,000
                Fiscal Year End 2005                        $1,800,000

                First Quarter End 2006                     $10,950,000

; provided, that the final Reduction Installment paid shall be in an amount equal to all amounts outstanding on the Term Notes. The aggregate amount payable to any Term Loan Lender on any Term Loan reduction date set forth in this
Section 2.2(d) shall be determined in accordance with the provisions of Section 2.11."

      (e) Section 2.5(d) of the Credit Agreement is restated in its entirety to read as follows:

      "(d) In the event that at the end of any fiscal quarter of the Borrower ending on and after Fiscal Year End 2002 there shall exist Excess Cash Flow with respect to such fiscal quarter, then on the date which is ten Business Days (such date, the "Payment Date") after the earlier to occur of (i) the date upon which unaudited financial statements of the Borrower with respect to such fiscal quarter become available and (ii) the 45th day after the end of such fiscal quarter, the Borrower shall prepay the Loans (and such prepayment shall be applied as set forth in Section 2.5(f)) and, after all Loans have been prepaid, make a Cash Collateral Deposit, in an amount equal to 90% of such Excess Cash Flow; provided that if such fiscal quarter end is also a Fiscal Year End, (A) "Payment Date" shall mean the date which is ten Business Days after the earlier to occur of (i) the date upon which the audited financial statements of the Borrower with respect to such fiscal year become available and (ii) the 90th day after the end of such fiscal year and (B) in the event that such audited financial statements reveal additional Excess Cash Flow with respect to any prior quarter in such fiscal year which should have been applied as a prepayment hereunder (such amount, an "Additional Prepayment Amount"), then the payment due on such Payment Date shall be increased by an amount equal to such Additional Prepayment Amount; provided, further that the foregoing reference to 90% shall be 50% if the Maximum Leverage Ratio for the two fiscal quarters of the Borrower immediately preceding the Payment Date was less than 1.50:1. The Borrower agrees to provide to the Agent, concurrently with delivery of each Covenant Compliance Certificate pursuant to Section 5.2(a), a certificate of the Borrower setting forth its calculation of Excess Cash Flow for the applicable period (it being understood that such certificate shall be provided regardless of whether such calculation results in a positive or negative number)."

      (f) Sections 2.8 and 2.9 of the Credit Agreement are hereby restated in their entirety to read as follows:

      "2.8 Interest Rates and Payment Dates. (a)Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus the Applicable Margin. Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

      (b) If any Event of Default shall have occurred and be continuing, all amounts outstanding hereunder shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, from the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (after as well as before judgment).

      (c) Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to paragraph (b) of this Section shall be payable on demand.

      (d) For purposes of determining the Applicable Margin for Loans, commitment fees and standby letter of credit fees hereunder, interest rates on the Loans and such fees shall be calculated on the basis of the Maximum Leverage Ratio set forth in the most recent Covenant Compliance Certificate received by the Agent in accordance with Section 5.2(a). For accrued and unpaid interest and fees only (no changes being made for interest or fee payments previously made), changes in interest rates on the Loans or the rate of such fees attributable to changes in the Applicable Margin caused by changes in the Maximum Leverage Ratio shall be calculated upon the delivery of a Covenant Compliance Certificate, and such change shall be effective with respect to Base Rate Loans, LIBOR Loans and such fees from the day which is five days after receipt by the Agent of such Covenant Compliance Certificate. If, for any reason, the Borrower shall fail to deliver a Covenant Compliance Certificate when due in accordance with Section 5.2(a), and such failure shall continue for a period of ten days, the Leverage Level shall be deemed to be Leverage Level 5 for such purposes, retroactive to the date on which the Borrower should have delivered such Covenant Compliance Certificate, and shall continue until a Covenant Compliance Certificate indicating a different Leverage Level is delivered to the Agent.

      2.9 Computation of Interest and Fees. Interest on the Loans and all other Obligations shall be calculated on the basis of a 360-day year for the actual days elapsed. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error."

      (g) Sections 2.17 and 2.18 of the Credit Agreement are hereby restated in their entirety to read as follows:

      "2.17 Unused Commitment Fee. (a) The Borrower agrees to pay to the Agent, for the account of the Revolving Loan Lenders, an unused commitment fee to be shared pro rata among the Revolving Loan Lenders for the period from and including the date hereof to but excluding the Revolving Loan Commitment Expiration Date, based on the average aggregate amount, for each day during such period, of the Available Revolving Loan Commitment, and computed at a rate equal to the Applicable Margin for commitment fees. Such unused commitment fees shall be payable in installments quarterly in arrears on the last day of each March, June, September and December and on the Revolving Loan Commitment Expiration Date, commencing on the first such date to occur after the date hereof.

      (b) The Borrower agrees to pay to the Agent, for the account of the Term Loan Lenders, an unused commitment fee to be shared pro rata among the Term Loan Lenders for the period from and including the date hereof to but excluding the date the Term Loans are funded in accordance with Section 2.2, based on the Aggregate Term Loan Commitment, and computed at a rate equal to 0.25% per annum. Such unused commitment fee shall be payable on the Closing Date.

      2.18 Deferred Restructuring Fee. The Borrower agrees to pay to the Agent, for the account of those Lenders party to the Credit Agreement on the effective date of the Fourth Amendment, a deferred restructuring fee to be shared pro rata among such Lenders, equal to 1% of the sum of (a) the Aggregate Revolving Loan Commitment and (ii) the outstanding principal amount of the Term Loans, in each case as in existence as of Fiscal Year End 2004. Such fee shall be deemed earned in full by such Lenders as of the effectiveness of the Fourth Amendment, but shall not be due until Fiscal Year End 2004."

      (h) Section 6.1 of the Credit Agreement is restated in its entirety to read as follows:

      "6.1 Financial Condition Covenants. The Borrower shall not:

      (a) Maximum Leverage Ratio. Permit the Maximum Leverage Ratio, as of the end of any fiscal quarter of the Borrower, to exceed the following levels for the periods indicated:


       Period                                        Ratio
       ------                                        -----
       Third Quarter End 2002                        5.00:1
       Fiscal Year End 2002                          4.45:1
       First Quarter End 2003                        Waived in Fifth Amendment
       Second Quarter End 2003                       Waived in Sixth Amendment
       Third Quarter End 2003                        8.50:1
       Fiscal Year End 2003                          11.00:1
       First Quarter End 2004                        11.00:1
       Second Quarter End 2004                       11.00:1
       Third Quarter End 2004                        10.30:1
       Fiscal Year End 2004                          8.1:1
       First Quarter End 2005 and thereafter         1.75:1

; provided, that for purposes of calculating the covenant in this Section 6.1(a) only, the definition of `EBITDA' shall be deemed to read as follows:

`EBITDA': for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, plus, without duplication, (i) provisions for income taxes, (ii) depreciation and amortization, (iii) Interest Expense, (iv) loan fees paid in connection with the Loan Documents (including (x) the effect, if any, of execution of warrant agreements in connection with the Loan Documents and (y) the amendment and waiver fee paid pursuant to the Third Amendment, the amendment fee paid pursuant to Section 3 of the Fourth Amendment, the amendment and waiver fee paid pursuant to Section 3 of the Fifth Amendment, the amendment fee paid pursuant to Section 3 of the Sixth Amendment and the amendment fee paid pursuant to Section 3 of the Seventh Amendment), (v) $250,000 in Restructuring Charges for Fiscal Year 2002,
(vi) the amount of any annual impairment charges taken by the Borrower in connection with FAS Rule 142 and (vii) consultant fees paid in connection with Tactical Solutions, LLC's review of the Borrower.

      (b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter of the Borrower, to be less than the following levels for the periods indicated:

        Period                                        Ratio
        ------                                        -----
        Third Quarter End 2002                        1.15:1
        Fiscal Year End 2002                          1.00:1
        First Quarter End 2003                        Waived in Fifth Amendment
        Second Quarter End 2003                       Waived in Sixth Amendment
        Third Quarter End 2003                        N/A
        Fiscal Year End 2003                          N/A
        First Quarter End 2004                        0.60:1
        Second Quarter End 2004                       0.70:1
        Third Quarter End 2004                        0.70:1
        Fiscal Year End 2004                          0.85:1
        First Quarter End 2005 and thereafter         0.85:1

; provided, that for purposes of calculating the covenant in this Section 6.1(b) only,

(i) (A) the Fixed Charge Coverage Ratio for Fiscal Year End 2002 shall be based on the fiscal quarter most recently ended and the immediately preceding two fiscal quarters only, without reference to any other fiscal quarter; (B) the Fixed Charge Coverage Ratio for Second Quarter End 2003 shall be based on such respective fiscal quarter only, without reference to any other fiscal quarter;
(C) the Fixed Charge Coverage Ratio for First Quarter End 2004 shall be based on such fiscal quarter only, without reference to any other fiscal quarter; (D) the Fixed Charge Coverage Ratio for Second Quarter End 2004 shall be based on the fiscal quarter most recently ended and the immediately preceding fiscal quarter only; and (E) the Fixed Charge Coverage Ratio for Third Quarter End 2004 shall be based on the fiscal quarter most recently ended and the immediately preceding two fiscal quarters only; and

(ii) the definition of "EBITDA" shall be deemed to read as follows:

      "EBITDA": for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, plus, without duplication, (i) provisions for income taxes,
      (ii) depreciation and amortization, (iii) Interest Expense, (iv) loan fees paid in connection with the Loan Documents (including (x) the effect, if any, of execution of warrant agreements in connection with the Loan Documents and (y) the amendment and waiver fee paid pursuant to the Third Amendment, the amendment fee paid pursuant to Section 3 of the Fourth Amendment, the amendment and waiver fee paid pursuant to Section 3 of the Fifth Amendment, the amendment fee paid pursuant to Section 3 of the Sixth Amendment and the amendment fee paid pursuant to Section 3 of the Seventh Amendment), (v) $250,000 in Restructuring Charges for Fiscal Year 2002,
      (vi) the amount of any annual impairment charges taken by the Borrower in connection with FAS Rule 142 and (vii) consultant fees paid in connection with Tactical Solutions, LLC's review of the Borrower.

      (c) Capital Expenditures. Permit Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis for any fiscal year to be more than (i) for the Borrower's Fiscal Year 2002, $500,000, (ii) for the Borrower's Fiscal Year 2003, $450,000, (iii) for the Borrower's Fiscal Year 2004, $300,000 and
(iv) for each Fiscal Year thereafter, $1,000,000 per year.

      (d) Interest Coverage. Permit the ratio of (a) EBITDA for any fiscal quarter less actual Capital Expenditures for such fiscal quarter to (b) Interest Expense for such fiscal quarter to be less than the following levels for the periods indicated:

             Period                                                Ratio
             ------                                                -----
             Fiscal Year End 2003                                 0.70:1
             First Quarter End 2004                               1.00:1
             Second Quarter End 2004                              1.20:1
             Third Quarter End 2004                               1.20:1
             Fiscal Year End 2004                                 1.50:1

      (e) Minimum EBITDA. Permit EBITDA, as of the end of each fiscal quarter, on a year to date basis, of the Borrower indicated below, to be less than the following amount for the periods indicated:

                 Period                                        Amount
                 ------                                        ------
                 Third Quarter End 2003                        $400,000
                 Fiscal Year End 2003                          $350,000

                 First Quarter End 2004                          $520,000
                 Second Quarter End 2004                       $1,220,000
                 Third Quarter End 2004                        $1,730,000
                 Fiscal Year End 2004                          $2,620,000

; provided, that for purposes of calculating the covenant in this Section 6.1(e) only, Minimum EBITDA as of the end of each of Third Quarter End 2003 and Fiscal Year End 2003 shall be based on the fiscal quarter most recently ended, without reference to any other fiscal quarter."

      SECTION 2. Waivers.

      (a) Section 6.1(a) of the Credit Agreement requires that the Maximum Leverage Ratio not exceed 4.90:1.00 for Third Quarter End 2003. The Borrower has informed the Agent and the Lenders that its Maximum Leverage Ratio for such period was 8.06:1.00. As a result of such noncompliance, an Event of Default has occurred and is continuing under the Credit Agreement. At the Borrower's request, the Lenders agree to waive such Event of Default, subject to the terms and conditions set forth herein.

      (b) Section 6.1(b) of the Credit Agreement requires that the Fixed Charge Coverage Ratio not be less than 1.10:1.00 for Third Quarter End 2003. The Borrower has informed the Agent and the Lenders that its Fixed Charge Coverage Ratio for such period was 0.25:1.00. As a result of such noncompliance, an Event of Default has occurred and is continuing under the Credit Agreement. At the Borrower's request, the Lenders agree to waive such Event of Default, subject to the terms and conditions set forth herein.

      (c) The foregoing waivers are given in this instance only. The foregoing waivers shall not be construed as a waiver of or consent to any violation of, or deviation from, any other term or condition of the Credit Agreement or any other Loan Document, nor shall such waivers be construed to evidence the willingness of the Agent or the Lenders to give any other or additional waiver, whether in similar or different circumstances.

      SECTION 3. Conditions Precedent. This Amendment shall become effective as of the date first set forth above upon receipt by the Agent of the following:

      (a) this Amendment, duly executed by the Borrower and the Lenders;

      (b) evidence of the Guarantors' consent to this Amendment, substantially in the form of Exhibit A hereto;

      (c) the warrant agreements dated as of September 5, 2003, substantially in the form of Exhibit B hereto, duly executed by the Borrower and exercisable for an aggregate amount of 114,020 common shares of the Borrower;

      (d) resolutions of the board of directors of the Borrower, authorizing this Amendment and the warrant agreements referenced in Section 3(c) hereto, certified by a Responsible Officer of the Borrower;

      (e) an opinion of counsel to the Borrower regarding this Amendment and the warrant agreements referenced in Section 3(c) hereto, in form and substance satisfactory to the Agent;

      (f) an amendment fee equal to twenty-five basis points on the sum of the outstanding Term Loans and the Aggregate Revolving Commitment, which is $61,000, in immediately available funds, to be shared pro rata by the Lenders executing this Amendment on or before September 5, 2003, and all outstanding fees and expenses of the Agent including a non-cash fee for its services in connection herewith and legal fees incurred in connection with the negotiation, drafting and execution of this Amendment to the extent requested by the Agent to be paid in connection herewith; and

      (g) such other documents, agreements and opinions as the Agent or any Lender may request.

      SECTION 4. Reference to and Effect on the Credit Agreement and the Other Loan Documents.(a) (a) Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement," "thereunder," "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended and/or restated hereby.

      (b) Except as specifically amended herein, the Credit Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

      (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Credit Agreement or any other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Documents, except as specifically set forth herein.

      SECTION 5. Representations and Warranties. The Borrower hereby represents and warrants, for the benefit of the Lenders and the Agent, as follows: (i) the Borrower has all requisite power and authority under applicable law and under its charter documents to execute, deliver and perform this Amendment, and to perform the Credit Agreement as amended hereby; (ii) all actions, waivers and consents (corporate, regulatory and otherwise) necessary or appropriate for the Borrower to execute, deliver and perform this Amendment, and to perform the Credit Agreement as amended hereby, have been taken and/or received; (iii) this Amendment, and the Credit Agreement, as amended by this Amendment, constitute the legal, valid and binding obligation of the Borrower enforceable against it in accordance with the terms hereof; (iv) the execution, delivery and performance of this Amendment, and the performance of the Credit Agreement, as amended hereby, will not (a) violate or contravene any material Requirement of Law, (b) result in any material breach or violation of, or constitute a material default under, any agreement or instrument by which the Borrower or any of its property may be bound, or (c) result in or require the creation of any Lien upon or with respect to any properties of the Borrower, whether such properties are now owned or hereafter acquired; (v) the representations and warranties contained in the Credit Agreement and the other Loan Documents are correct in all material respects on and as of the date of this Amendment, after giving effect to the same, as though made on and as of such date; and (vi) except as discussed in
Section 2 of this Amendment, no Default has occurred and is continuing.

      SECTION 6. Additional Covenant of the Borrower. In addition to the covenants set forth in the Credit Agreement, the other Loan Documents and this Amendment, the Borrower hereby agrees as follows: Section 7(A) of each Warrant Agreement provides that no later than 45 days following the Issue Date (as defined therein), the Borrower will file a registration statement with the Securities and Exchange Commission to effect the registration under the Securities Act of 1933, as amended, of the shares of common stock issued or issuable upon the exercise of such Warrant Agreements and will cause such registration statement to become effective (the "Registration Effective Date") as a shelf registration no later than 90 days after the Issue Date (as defined therein). As part of the Second Amendment and with respect to the Warrant Agreements dated as of January 28, 2002, the Lenders agreed to provide an additional 30 days after each such compliance date, subject to the terms and conditions set forth in the Second Amendment. Pursuant to a letter agreement dated April 22, 2002, the Registration Effective Date was again extended to June 10, 2002. The Borrower failed to cause its registration statement to become effective by June 10, 2002, resulting in an Event of Default under the Credit Agreement. As part of the Third Amendment, the Lenders agreed to waive such Event of Default, subject to the terms and conditions set forth therein and provided that that the Borrower (i) filed its amended registration statement for the Warrant Agreements on a date not later than February 4, 2003 and (ii) caused such registration statement to become effective as a shelf registration on a date not later than March 31, 2003. The Borrower failed to cause its registration statement to become effective by March 31, 2003, resulting in an Event of Default under the Credit Agreement. As part of the Fourth Amendment, the Lenders agreed to waive such Event of Default, subject to the terms and conditions set forth therein and provided that the Borrower filed its amended registration statement for the Warrant Agreements on a date not later than March 31, 2004. The Borrower hereby agrees that it shall file its registration statement for the Warrant Agreements issued in connection with this Amendment and cause such registration statement to become effective as a shelf registration on a date not later than March 31, 2004, as more fully set forth in the Warrant Agreements delivered in connection with this Amendment.

      SECTION 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

      SECTION 8. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

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                                      -12-
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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              ALPHA TECHNOLOGIES GROUP, INC.


                              By: /s/ Lawrence Butler
                                  ----------------------------------------------
                              Name:  Lawrence Butler
                              Title: Chairman and Chief Executive Officer

                              UNION BANK OF CALIFORNIA, N.A., as Agent and as a Lender


                              By: /s/ Cecilia M. Valente
                                  ----------------------------------------------
                              Name:  Cecilia M. Valente
                              Title: Senior Vice President

                              CALIFORNIA BANK & TRUST, as a Lender


                              By: /s/ Renald G. Gregoire
                                  ----------------------------------------------
                              Name:  Renald G. Gregoire
                              Title: Senior Vice President

                              IBM CREDIT LLC, as a Lender


                              By: /s/ Steven A. Flanagan
                                  ----------------------------------------------
                              Name:  Steven A. Flanagan
                              Title: Manager, Global Special Handling

                              MANUFACTURERS BANK
                              A California Banking Corporation, as a Lender


                              By: /s/ Karen Kearney
                                  ----------------------------------------------
                              Name:  Karen Kearney
                              Title: Vice President

                              U.S. BANK NATIONAL ASSOCIATION, as a Lender


                              By: /s/ Elizabeth C. Hengeveld
                                  ----------------------------------------------
                              Name:  Elizabeth C. Hengeveld
                              Title: Vice President